Exhibit 99.1
VWR Corporation Reports Strong Fourth Quarter and Full Year 2014 Financial Results
RADNOR, Pa., March 4, 2015 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), a leading, independent provider of laboratory products, services and solutions to the global life sciences, general research and applied markets, today reported its financial results for the fourth quarter and full year ended December 31, 2014.
Fourth Quarter 2014 Highlights:

•	Consolidated revenues increased $42.3 million, or 4.0%, to $1.10 billion; up 5.9% on an organic basis

•	Americas and EMEA-APAC segments’ organic revenues increased 7.2% and 4.4%, respectively

•	Adjusted EPS increased 16.2% to $0.43

•	Operating cash flows of $104 million, a record quarterly level

•	Acquired Integra Companies, Inc. and STI Components, Inc. in November 2014, strengthening VWR’s position in the fast growing Bioprocess chemicals and consumables market
“Our fourth quarter saw acceleration in our growth trend in the Americas segment, with 7.2% organic revenue growth, fueled by strong sales to Biopharma customers and robust private label product sales. In addition, our EMEA-APAC segment continued its track-record, delivering yet another quarter of above-market organic growth,” said Manuel Brocke-Benz, President and Chief Executive Officer of VWR.
Mr. Brocke-Benz continued, “This solid organic revenue growth translated into even stronger earnings growth, with Adjusted Net Income increasing 16.8% and operating cash flow reaching a quarterly record level of $104 million. The fourth quarter topped off a highly successful year for VWR. The year benefited from recent investments in our management team, IT systems and infrastructure. In 2014, we delevered the Company, strengthened our balance sheet, increased our financial flexibility, and lowered our interest burden. All of these factors bolster our position as a leading global independent solutions provider to the lab market. I am confident that with VWR’s extensive product choice, supply chain excellence and differentiated services, we are ideally positioned to meet our customers’ needs and increase our share of global lab spending.”
Fourth Quarter 2014 — Consolidated Results
Revenues of $1.10 billion, increased $42.3 million, or 4.0% compared to prior year. On an organic basis, revenues increased 5.9% while recent acquisitions increased revenues by an additional $25.1 million, or 2.4%. The strengthening of the U.S. dollar compared to the euro and other major currencies reduced revenues by $45.2 million, or 4.3%, compared to prior year.
Operating income increased $21.8 million, or 33.8%, compared to prior year. Excluding the impact of currency, acquisitions and restructuring charges in the 2013 period, comparable operating income increased $1.2 million, or 1.4%. Adjusted Net Income increased $8.1 million, or 16.8%, compared to prior year, to $56.2 million, resulting in a 16.2% increase in Adjusted EPS to $0.43. Adjusted EBITDA increased $1.1 million compared to the fourth quarter of 2013, up 0.9%, to $119.5 million.

Fourth Quarter 2014 — Segment Results
Americas
Revenues in our Americas segment increased $50.0 million, or 8.9%, compared to prior year, to $611.4 million. The increase was the result of recent initiatives to improve the customer experience. These initiatives include investments in infrastructure, IT systems, and management, as well as a strategic shift to a more targeted, customer-centric sales approach. On an organic basis, revenues increased 7.2% year-over-year, driven by strong sales to Biopharma customers.
Operating income increased $8.7 million, or 28.9%, compared to prior year. Excluding the impact of currency, acquisitions and restructuring charges in the 2013 period, comparable operating income increased $5.7 million, or 18.1% year-over-year, driven by higher sales volume and margin improvement.
EMEA-APAC
Revenues in our EMEA-APAC segment declined $7.7 million, or 1.5%, compared to prior year, to $490.2 million. The strengthening of the U.S. dollar compared to the euro and other major currencies reduced reported sales by 8.0%, while acquisitions added 2.1%. On an organic basis, revenues increased 4.4%, a continuation of the above-market growth trend this segment has exhibited in recent years.
Operating income increased $13.1 million, or 38.1%, compared to prior year. Excluding the impact of currency, acquisitions and restructuring charges in the 2013 period, comparable operating income declined $4.5 million, or 8.4% year-over-year, driven by the change in our supply agreements with Merck KGaA that were renegotiated in April of 2014.
Full Year 2014 — Consolidated Results

•	Consolidated revenues increased $187.5 million, or 4.5%, to $4.38 billion; up 3.1% on an organic basis

•	Americas and EMEA-APAC segments’ organic revenues increased 2.1% and 4.5%, respectively

•	Adjusted EPS increased to $1.21, up 28.7% compared to $0.94 in the prior year

•	Adjusted EBITDA increased $30.9 million, or 7.4%, to $449.4 million
Revenues increased $187.5 million, or 4.5%, to $4.38 billion, up 3.1% on an organic basis compared to the prior year. Recent acquisitions increased revenues by $74.5 million, or an additional 1.8%, while the strengthening of the U.S. dollar reduced revenues by $18.6 million, or 0.4%, each as compared to prior year.
Operating income increased $63.9 million, or 25.2%, compared to prior year. Adjusted Net Income increased $36.0 million year-over-year, or 29.1%, to $159.6 million.
Full Year 2015 Outlook
Greg Cowan, Chief Financial Officer, commented, “Our fourth quarter results highlight the continued fundamental underlying strength of the VWR business, and our 2015 outlook contemplates a continuation of this trend. Our guidance also incorporates the impact of the recent strengthening of the U.S. dollar versus the euro and other major currencies, as approximately half of our revenues come from sales outside the United States. If current exchange rates were to remain stable for the remainder of 2015, the current strengthening of the U.S. dollar would represent an approximate 7% headwind to 2015 revenues, offsetting our expectation of solid organic revenue growth in the 3 to 4% range. With our expectation of continued organic growth and the attractive capital deployment opportunities, VWR is well positioned to continue to create substantial value for our shareholders.”
Management now projects 2015 revenues in the range of $4.24 to $4.31 billion and 2015 Adjusted EBITDA in the range of $456 to $463 million, excluding stock based compensation. 2015 Adjusted EPS, which now includes stock based compensation expense, is expected to be in the range of $1.42 to $1.50.

Our full year 2015 outlook assumes:

•	Current foreign currency exchange rates constant for the remainder of the year

•	Adjusted diluted shares outstanding of 132 million

•	Annual effective tax rate of 35%

•	Share-based compensation expense in the range of $5 to $6 million before tax in 2015

•	The effects of acquisitions closed prior to March 4, 2015
A number of sell-side analysts are currently projecting 2015 earnings inclusive of share-based compensation expense. We are changing our 2015 Adjusted EPS guidance methodology to conform to this presentation by including share-based compensation expense. However, our 2015 Adjusted EBITDA guidance will continue to exclude share-based compensation expense.
Balance Sheet & Cash Flows
As of December 31, 2014, we had total debt of $2.11 billion, cash and cash equivalents (including compensating cash balances) of $120.5 million, resulting in Net Debt of $1.99 billion, down $701.5 million compared to Net Debt of $2.69 billion as of December 31, 2013. The reduction in Net Debt during 2014 was due to the repayment of our 10.75% unsecured senior subordinated notes in the fourth quarter of 2014 using the net proceeds from our Initial Public Offering and the weakening of the euro compared to the U.S. dollar. Our ratio of Net Debt to Adjusted EBITDA was 4.4x as of December 31, 2014, compared to 6.4x as of December 31, 2013. The Company had $687 million of euro denominated debt at the end of December 2014 and this debt is revalued at the end of each reporting period. Our euro denominated interest mitigates some of the earnings and cash flow volatility caused by fluctuations in the dollar euro exchange rate.
In 2014, net cash provided by operating activities was $191.1 million compared to $200.9 million in 2013, reflecting relatively higher business growth and working capital investments in the 2014 period.
Capital expenditures in 2014 were $33.6 million compared to $45.3 million in 2013. Free Cash Flow, or net cash provided by operating activities less capital expenditures, for 2014 was $157.5 million. During 2014, we completed four acquisitions with an aggregate purchase price of $89.9 million, excluding a business that was acquired and then disposed.
Conference Call
As previously announced, VWR Corporation will hold a conference call today, March 4, 2015, to discuss its fourth quarter and full year 2014 financial results beginning at 8:30 a.m. EST. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation fourth quarter 2014 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 70884454. The replay will be available through March 9, 2015. A presentation relating to the conference call will be available at investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow, Net Debt and Net Leverage:

•
Adjusted EBITDA is our net income or loss adjusted for the following items: (i) interest expense, net of interest income, (ii) income tax provision or benefit, (iii) depreciation and amortization, (iv) net foreign currency remeasurement gains or losses relating to financing activities, (v) losses on extinguishment of debt, (vi) charges associated with restructurings and other cost reduction initiatives, (vii) charges associated with executive departures, (viii) impairment charges, (ix) gains or losses upon business disposals, (x) share-based compensation expense and (xi) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Adjusted Net Income is our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) charges associated with restructurings and other cost reduction initiatives, (v) charges associated with executive departures, (vi) impairment charges, (vii) gains or losses upon business disposals, (viii) share-based compensation expense and (ix) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income.

•
Adjusted EPS is our Adjusted Net Income divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering and the exercise of the underwriters’ option to purchase additional shares, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments into common stock.

•	Free Cash Flow is our net cash provided by operating activities less capital expenditures.

•	Net Debt is our total debt and capital lease obligations less our cash and cash equivalents and our compensating cash balance.

•	Net Leverage is calculated by taking (i) Net Debt, and dividing it by (ii) our Adjusted EBITDA for the preceding twelve-month period.
Reconciliations of these measurements to the most directly comparable GAAP-based financial measurements are included at the end of this press release.
About VWR
VWR (NASDAQ: VWR), headquartered in Radnor, PA, is a leading, independent provider of laboratory products, services and solutions with worldwide sales of $4.4 billion in 2014. VWR enables science in laboratory and production facilities in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR offers a well-established network that reaches thousands of specialized laboratories and facilities spanning the globe. VWR has more than 8,500 associates working to streamline the way scientists, medical professionals and production engineers stock and manage their businesses. In addition, VWR supports its customers by providing other value-added service offerings, research support, laboratory services and operations services.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net sales	$1,101.6	$1,059.3	$4,375.3	$4,187.8
Cost of goods sold	792.6	754.3	3,131.9	2,991.5
Gross profit	309.0	305.0	1,243.4	1,196.3
Selling, general and administrative expenses	222.7	240.5	925.5	942.3
Operating income	86.3	64.5	317.9	254.0
Interest expense	(31.9)	(48.0)	(167.2)	(191.8)
Interest income	0.4	0.1	0.9	1.1
Other income (expense), net	23.4	(15.5)	90.9	(38.8)
Loss on extinguishment of debt	(5.1)	—	(5.1)	(2.0)
Income before income taxes	73.1	1.1	237.4	22.5
Income tax (provision) benefit	(24.3)	8.0	(84.8)	(8.4)
Net income	48.8	9.1	152.6	14.1
Accretion of dividends on redeemable convertible preferred stock	—	(12.3)	(29.4)	(47.9)
Net income (loss) applicable to common stockholders	$48.8	$(3.2)	$123.2	$(33.8)

Earnings (loss) per share:
Basic	$0.38	$(32.00)	$2.50	$(338.00)
Diluted	0.38	(32.00)	2.49	(338.00)
Weighted average shares outstanding:
Basic	127.9	0.1	49.3	0.1
Diluted	128.3	0.1	49.5	0.1

VWR CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$118.0	$135.6
Compensating cash balance	2.5	25.9
Trade accounts receivable, net of reserves of $12.2 and $14.8	583.5	585.6
Other receivables	62.1	68.5
Inventories	394.5	365.1
Other current assets	42.0	35.1
Total current assets	1,202.6	1,215.8
Property and equipment, net	231.5	247.6
Goodwill	1,853.6	1,926.5
Other intangible assets, net	1,594.9	1,724.5
Other assets	106.2	94.6
Total assets	$4,988.8	$5,209.0
Liabilities, Redeemable Equity and Stockholder Equity
Current liabilities:
Current portion of debt and capital lease obligations	$95.3	$71.0
Accounts payable	466.2	462.7
Employee-related liabilities	82.3	71.2
Other current liabilities	142.3	140.9
Total current liabilities	786.1	745.8
Debt and capital lease obligations, net of current portion	2,016.6	2,783.4
Due to VWR Holdings — ITRA, net of current portion	163.1	—
Deferred income tax liabilities	462.2	446.1
Other liabilities	169.7	137.3
Total liabilities	3,597.7	4,112.6
Redeemable equity:
Redeemable convertible preferred stock, at redemption value, $0.01 par value; zero and 1.5 shares authorized, zero and 0.4 shares issued and outstanding	—	629.5
Redeemable equity units of parent, at redemption value	51.4	41.1
Total redeemable equity	51.4	670.6
Stockholder equity:
Preferred stock, $0.01 par value; 50.0 and zero shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 750.0 and 0.1 shares authorized, 131.4 and 0.1 shares issued and outstanding	1.3	—
Additional paid-in capital	1,716.3	723.9
Accumulated deficit	(148.0)	(300.6)
Accumulated other comprehensive (loss) income	(229.9)	2.5
Total stockholder equity	1,339.7	425.8
Total liabilities, redeemable equity and stockholder equity	$4,988.8	$5,209.0

VWR CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$152.6	$14.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129.3	130.0
Net unrealized translation (gain) loss	(95.7)	41.6
Net unrealized gain on interest rate swaps	—	—
Impairment charges	11.3	—
Gain on disposition of business	(11.1)	—
Share-based compensation expense	2.0	0.6
Amortization of debt issuance costs	5.9	7.6
Deferred income tax provision (benefit)	33.9	(28.9)
Loss on extinguishment of debt	5.1	2.0
Other, net	4.9	3.2
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(30.1)	25.9
Inventories	(41.5)	(28.4)
Accounts payable	27.5	36.2
Other assets and liabilities	(3.0)	(3.0)
Net cash provided by operating activities	191.1	200.9
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(102.9)	(44.4)
Proceeds from disposition of business, net of cash disposed	13.0	—
Capital expenditures	(33.6)	(45.3)
Other investing activities	0.5	0.2
Net cash used in investing activities	(123.0)	(89.5)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriting discounts	582.6	—
Proceeds from debt	742.2	436.5
Repayment of debt	(1,353.8)	(546.7)
Net change in bank overdrafts	(26.2)	(221.2)
Net change in compensating cash balance	23.4	221.0
Repurchases of redeemable equity	(8.9)	(6.3)
Payment of dividend to VWR Holdings	(25.0)	—
Payment of stock issuance costs	(4.8)	—
Payment of debt financing costs	(1.1)	(2.6)
Other financing activities	(0.2)	1.4
Net cash used in financing activities	(71.8)	(117.9)
Effect of exchange rate changes on cash	(13.9)	2.3
Net decrease in cash and cash equivalents	(17.6)	(4.2)
Cash and cash equivalents at beginning of period	135.6	139.8
Cash and cash equivalents at end of period	$118.0	$135.6
Supplemental disclosures of cash flow information:
Cash paid for interest	$158.9	$186.5
Cash paid for income taxes, net	39.3	37.3

VWR CORPORATION AND SUBSIDIARIES
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three Months Ended December 31,		Reported Change		Components of Reported Change
								Comparable Change
	2014	2013	Amount	%	Currency	Acquisitions	Other	Amount	%
Net sales:
Americas	$611.4	$561.4	$50.0	8.9%	$(5.3)	$14.6	$—	$40.7	7.2%
EMEA-APAC	490.2	497.9	(7.7)	(1.5)%	(39.9)	10.5	—	21.7	4.4%
Total	$1,101.6	$1,059.3	$42.3	4.0%	$(45.2)	$25.1	$—	$62.4	5.9%

Gross profit	$309.0	$305.0	$4.0	1.3%	$(13.9)	$9.5	$0.3	$8.1	2.7%

SG&A expenses	$222.7	$240.5	$(17.8)	(7.4)%	$(11.3)	$6.9	$(20.3)	$6.9	3.1%

Operating income:
Americas	$38.8	$30.1	$8.7	28.9%	$0.5	$1.1	$1.4	$5.7	18.1%
EMEA-APAC	47.5	34.4	13.1	38.1%	(3.1)	1.5	19.2	(4.5)	(8.4)%
Total	$86.3	$64.5	$21.8	33.8%	$(2.6)	$2.6	$20.6	$1.2	1.4%

	Reported				Comparable
	2014	2013	Change		2014	2013	Change
Operating income margin:
Americas	6.3%	5.4%	90	basis points	6.2%	5.6%	60	basis points
EMEA-APAC	9.7%	6.9%	280	basis points	9.4%	10.8%	(140)	basis points
Total	7.8%	6.1%	170	basis points	7.7%	8.0%	(30)	basis points

	Year Ended December 31,		Reported Change		Components of Reported Change
								Comparable Change
	2014	2013	Amount	%	Currency	Acquisitions	Other	Amount	%
Net sales:
Americas	$2,430.1	$2,352.7	$77.4	3.3%	$(18.7)	$47.0	$—	$49.1	2.1%
EMEA-APAC	1,945.2	1,835.1	110.1	6.0%	0.1	27.5	—	82.5	4.5%
Total	$4,375.3	$4,187.8	$187.5	4.5%	$(18.6)	$74.5	$—	$131.6	3.1%

Gross profit	$1,243.4	$1,196.3	$47.1	3.9%	$(4.5)	$25.7	$0.8	$25.1	2.1%

SG&A expenses	$925.5	$942.3	$(16.8)	(1.8)%	$(5.8)	$19.8	$(33.9)	$3.1	0.3%

Operating income:
Americas	$141.0	$115.8	$25.2	21.8%	$1.1	$3.4	$9.8	$10.9	8.7%
EMEA-APAC	176.9	138.2	38.7	28.0%	0.2	2.5	24.9	11.1	6.8%
Total	$317.9	$254.0	$63.9	25.2%	$1.3	$5.9	$34.7	$22.0	7.6%

	Reported				Comparable
	2014	2013	Change		2014	2013	Change
Operating income margin:
Americas	5.8%	4.9%	90	basis points	5.7%	5.3%	40	basis points
EMEA-APAC	9.1%	7.5%	160	basis points	9.1%	8.9%	20	basis points
Total	7.3%	6.1%	120	basis points	7.2%	6.9%	30	basis points

VWR CORPORATION AND SUBSIDIARIES
Reconciliations of Adjusted Net Income, Adjusted EBITDA and Adjusted EPS (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$48.8	$9.1	$152.6	$14.1
Pre-tax adjustments:
Amortization of acquired intangible assets	21.2	23.1	88.9	91.7
Net foreign currency remeasurement (gain) loss from financing activities	(23.4)	15.3	(90.9)	38.0
Charges for restructuring and other cost reduction initiatives	—	20.6	—	32.5
Impairment charges	—	—	11.3	—
Gain on disposition of business	—	—	(11.1)	—
Loss on extinguishment of debt	5.1	—	5.1	2.0
Charges associated with executive departures	—	—	—	2.2
Share-based compensation expense	1.5	0.1	2.0	0.6
Income tax provision (benefit) applicable to pre-tax adjustments	3.0	(20.1)	1.7	(57.5)
Adjusted Net Income	56.2	48.1	159.6	123.6
Interest expense, net of interest income	31.5	47.9	166.3	190.7
Depreciation expense	10.5	10.3	40.4	38.3
Income tax provision applicable to Adjusted Net Income	21.3	12.1	83.1	65.9
Adjusted EBITDA	$119.5	$118.4	$449.4	$418.5

Adjusted EPS	$0.43	$0.37	$1.21	$0.94

Weighted average shares outstanding, diluted	128.3	0.1	49.5	0.1
Normalization for recent share activity*	3.5	131.3	82.0	131.3
Adjusted weighted average shares outstanding, diluted	131.8	131.4	131.5	131.4

*
This adjustment states adjusted weighted average shares outstanding, diluted, at the amounts that would have been reported under US GAAP had the initial public offering, the exercise of an over-allotment option by our underwriters and an internal recapitalization each occurred at the beginning of each period presented.

VWR CORPORATION AND SUBSIDIARIES
Reconciliation of Free Cash Flow and Net Debt and Calculation of Net Leverage (Unaudited)
(dollars in millions)

	Year Ended December 31,
	2014	2013
Net cash provided by operating activities	$191.1	$200.9
Less: capital expenditures	(33.6)	(45.3)
Free Cash Flow	$157.5	$155.6

	December 31,
	2014		2013
Debt and capital lease obligations	$2,111.9		$2,854.4
Less:
Cash and cash equivalents	118.0		135.6
Compensating cash balance	2.5		25.9
Net Debt	1,991.4		2,692.9
LTM Adjusted EBITDA	449.4		418.5
Net Leverage	4.4	X	6.4	X
Source: VWR Corporation
Media Contact:
Valerie Collado
Director, Corporate Communications
Phone: +484.885.9338

Investor Contact:
John Sweeney, CFA
VP, Investor Relations
Phone: +610.386.1483
ir@vwr.com